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Exhibit 99

Filing pursuant to Rule 425 under the Securities Act of 1933 and deemed filed under Rule 14a-12 under the Securities Act of 1934
Filer: Precision Castparts Corp.
Subject Company: SPS Technologies, Inc.
Exchange Act File Number of Subject Company: 1-4416
NEWS FROM
4650 S. W. Macadam Ave. Suite 440 Portland, OR 97239	CONTACT:	Dwight Weber (503) 417-4855
Telephone (503) 417-4800	Web Site:	http://www.precast.com

PRECISION CASTPARTS CORP. VOLUNTARILY PROVIDES
FTC ADDITIONAL TIME FOR MERGER REVIEW

PORTLAND OR, September 25, 2003—Following informal discussions with staff at the Federal Trade Commission ("FTC"), Precision Castparts Corp. (NYSE: PCP) today volunteered to refile its pre-merger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act with respect to its acquisition of SPS Technologies, Inc. (NYSE:ST).

PCC's initial submission, made on August 26, 2003, was followed by an informal request from the Commission staff for additional information about the business of the two companies. In response to that informal request, PCC and SPS have been providing information to the staff on a voluntary basis. Under the Hart-Scott-Rodino Act, the Commission must make a formal request for any additional information it wants from the companies within 30 days of their original filing, or from any subsequent refiling. Based on its discussions with the FTC, PCC has withdrawn its original filing and intends to refile its Notification and Report Form with the FTC and the Antitrust Division of the Department of Justice on Monday, September 29, 2003. As a result, the Commission and staff will have more time to review the information submitted by PCC and SPS before the staff must determine what additional information, if any, it will formally request. The waiting period for the new filing will expire at 11:59 p.m. on the 30th day after the refiling is completed unless earlier terminated by the FTC and the Antitrust Division.

PCC and SPS remain committed to working cooperatively with the Federal Trade Commission as it conducts its review of the acquisition.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the "safe harbor" provisions of the private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and beliefs and are subject to a number of risks, uncertainties, and assumptions that could cause actual results to differ materially from those we describe in the forward-looking statements. The risks, uncertainties, and assumptions include the possibility that we will be unable to fully realize the benefits we anticipate from the acquisition; the challenges of achieving anticipated synergies; the possibility that we will incur costs or difficulties related to the integration of our business greater than those we expect; the ability to maintain customer relationships after the merger; our ability to retain and motivate key employees of both organizations; the difficulty of keeping expense growth and integration costs at modest levels while increasing revenues; the challenges of integration and restructuring associated with the transaction; the ability to obtain necessary shareholder and regulatory approvals; the possibility that the acquisition may not close or that PCC or SPS may be required to modify some aspect of the acquisition transaction to obtain regulatory approvals; and other risks that are described from time to time in our Securities and Exchange Commission reports.

Additional Information About this Transaction

PCC and SPS have filed a preliminary proxy statement/prospectus and other documents regarding this transaction with the Securities and Exchange Commission. PCC and SPS will mail the definitive proxy statement/prospectus to the SPS security holders when available. These documents contain important information about this transaction, and we urge you to read these documents as and when they become available.

        You may obtain copies of all documents filed with the Securities and Exchange Commission regarding this transaction, free of charge, at the SEC's website (www.sec.gov). You may also obtain these documents free of charge from PCC at the PCC Corporate Center/Financial Documents section of www.precast.com or by contacting PCC Investor Relations at (503) 417-4850. They may also be obtained under Financial Information in the Investor Relations section of www.spstech.com or by contacting SPS Investor Relations at (215) 517-2001.

Participants in This Transaction

PCC and SPS and their respective directors and executive officers may be deemed participants in the solicitation of proxies from security holders in connection with this transaction. Information about the directors and executive officers of PCC and SPS and information about other persons who may be deemed participants in this transaction will be included in the proxy statement/prospectus. You can find information about PCC's executive officers and directors in PCC's proxy statement (DEF14A) filed with the SEC on July 7, 2003. You can find information about SPS's officers and directors in their proxy statement (DEF14A) filed with the SEC on March 31, 2003. You can obtain free copies of these documents from the SEC, PCC, or SPS using the contact information above.

Precision Castparts Corp. is a worldwide, diversified manufacturer of complex metal components and products. It serves the aerospace, industrial gas turbine, fluid management, and general industrial and other markets. PCC is the market leader in manufacturing large, complex structural investment castings, airfoil castings, and forged components used in jet aircraft engines and industrial gas turbines.

Precision Castparts Corp.'s press releases are available on the Internet at PrimeZone Media Network's website—http://www.PrimeZone.com or PCC's home page at http://www.precast.com.

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  Exhibit 99
PRECISION CASTPARTS CORP. VOLUNTARILY PROVIDES FTC ADDITIONAL TIME FOR MERGER REVIEW